Exhibit 99.1

ACTION PRODUCTS TO COLLECT LITIGATION JUDGMENT

Action petitions court to release $5.1M award

ORLANDO, Fla. – (DRAFT) – February 11, 2008 – Action Products International, Inc. (NASDAQ-CM: APII), the global manufacturer and distributor of brand-focused educational toys and products, today announced the filing of a joint motion petitioning the Circuit Court to release the funds held in escrow pending completion of appeals related to the judgment for $5.1M awarded to Action Products on November 20, 2006.

Including interest earned for the period November 20, 2006 through February 8, 2008 the company expects to receive gross proceeds of approximately $5.66M in late February. “We are very pleased with the outcome and look forward to using the proceeds to further our efforts in enhancing shareholder value,” stated Rob Burrows, CFO.

About Action Products International, Inc.

Action Products International, Inc. is a global manufacturer and distributor of brand-focused educational toys and products serving the non-violent children’s toys market for over thirty years. Headquartered in Orlando, Florida, the Company’s product line includes premium wooden toys, action figures, play-sets and activity kits that emphasizes on educational fun within the themes of arts and crafts, nature and science. The Company’s products are distributed and sold by more than two thousand retail stores in the US, Canada and the UK. For more information about Action Products International, Inc., please visit our website at www.apii.com.

Safe Harbor Forward-Looking Statements

Statements contained in this release that are not strictly historical are “forward-looking statements.” Such forward-looking statements are sometimes identified by words such as “intends,” “anticipates,” “believes,” “expects” and “hopes.” The forward-looking statements are made based on information available as of the date hereof, and the Company assumes no obligation to update such forward-looking statements. Editors and investors are cautioned that such forward-looking statements involve risks and uncertainties that could cause the Company’s actual results to differ materially from those in these forward-looking statements. Such risks and uncertainties include but are not limited to demand for the Company’s products and services, our ability to continue to develop markets, general economic conditions, our ability to secure additional financing for the Company and other factors that may be more fully described in reports to shareholders and periodic filings with the Securities and Exchange Commission.

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Contact:

Billie Anne Dinkel, PR Manager

Action Products bdinkel@apii.com

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